BRF S.A.

Publicly-Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

NOTICE to SHAREHOLDERS

BRF S.A. ("BRF" or "Company") (B3: BRFS3; NYSE: BRFS A), informs to its shareholders that, on the present date, it has resubmitted the material related to the Public Request for a Power of Attorney, referring to the Ordinary and Extraordinary General Shareholders’ Meeting to be held on April 26, 2018, at 11:00 a.m. (“AGO/E”), released on March 05, 2018, in order to replace one of the attorneys indicated in the draft Power of Attorney to vote in favor on the subjects listed in the Agenda of the AGO/E.

Shareholders who may have already submitted to the Company the powers of attorney that are the subject of the public request for power of attorney granting powers to the both attorneys originally indicated to vote in favor on the subjects in the Agenda of the AGO/E, do not need to submit any additional documents to have their votes counted in the AGO/E, once one of these attorneys continues in the new draft Power of Attorney.

BRF clarifies that the resubmission of the material related to the Public Request for a Power of Attorney, hereby informed, does not alter the Distance Voting Form and the others documents already disclosed to the market referring to the AGO/E.

São Paulo, March 27, 2018.

Lorival Nogueira Luz Jr.

Chief Financial and Investor Relations Officer